EXHIBIT 8
CONSENT
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the Prospectus Supplement dated April 23, 2008 to the Prospectus dated January 15, 2008 relating to securities issued pursuant to Registration Statement Nos. 333-148248 and 333-90206 of Export Development Canada.

April 29, 2008	/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP